FOR:	WesBanco, Inc.
COMPANY CONTACT:
John Iannone
Vice President, Investor Relations
(304) 905-7021

WesBanco, Inc. Receives Regulatory Approvals of Its Merger with First Sentry Bancshares, Inc.

Wheeling, WV, February 12, 2018 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced today that it has received all necessary regulatory approvals for the merger between WesBanco, Inc. ("WesBanco") and First Sentry Bancshares, Inc. ("First Sentry")(OTC Pink: FTSB).

On February 9, 2018, the shareholders of First Sentry approved the merger through adoption of the previously announced Agreement and Plan of Merger, pursuant to which First Sentry Bancshares will merge with and into WesBanco.

WesBanco and First Sentry expect that the closing of the merger will occur early in the second quarter of 2018.  Completion of the merger remains subject to the satisfaction of customary closing conditions.

About WesBanco, Inc.
Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $9.8 billion (as of December 31, 2017).  WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management.  WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with approximately $3.9 billion of assets under management (as of December 31, 2017), and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds.  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 172 financial centers in the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia.  In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

About First Sentry Bancshares, Inc.
First Sentry Bancshares, Inc. (www.firstsentry.com) is a bank holding company headquartered in Huntington, West Virginia and includes its wholly owned, state-chartered subsidiary bank, First Sentry Bank. The Company commenced operations on October 23, 1996, and currently operates five financial centers in West Virginia. The Bank is engaged primarily in the business of attracting deposits from the general public, and using those funds for the origination of commercial business and real estate loans, as well as secured consumer loans such as residential mortgages and home equity lines of credit. First Sentry's common stock currently trades on the OTC Markets Group Pink Open Market under the symbol "FTSB".

Forward-looking Statements
Matters set forth in this filing contain certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and First Sentry, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and First Sentry may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the proposed merger may not be fully realized within the expected timeframes; disruption from the  merger may make it more difficult to maintain relationships with clients, associates, or suppliers;  changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco's 2016 Annual Report on Form 10-K, and documents subsequently filed by WesBanco with the Securities and Exchange Commission. All forward-looking statements included in this filing are based on information available at the time of the release.  Neither WesBanco nor First Sentry assumes any obligation to update any forward-looking statement.